                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              CNB BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             [LOGO] CNB BANCSHARES, INC.







                                     NOTICE OF
                                   ANNUAL MEETING
                                AND PROXY STATEMENT







                           ANNUAL MEETING OF SHAREHOLDERS
                                   APRIL 21, 1999

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                                                  March 22, 1999

To the Shareholders of
CNB Bancshares, Inc.


     Notice is hereby given that the Annual Meeting of Shareholders of CNB Bancshares, Inc. will be held at the Victory Theatre, 600 Main Street, Evansville, Indiana on April 21, 1999, at 5:00 p.m., Central Daylight Savings Time, for the purpose of considering and voting upon the following matters:

1. The election of four Directors to Class II of the Company's Board of Directors, each to serve a term of three years, until a successor shall have been duly elected and qualified;

2.   The approval of the CNB Bancshares, Inc. 1999 Stock Incentive Plan; and

3. Any other business which may be brought before the meeting or any continuation, postponement or adjournment thereof.


                                                  DAVID L. KNAPP
                                                  SECRETARY






     PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY, IF YOU WISH.

                                CNB BANCSHARES, INC.
                                20 N.W. THIRD STREET
                           EVANSVILLE, INDIANA 47739-0001

                  PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                    APRIL 21, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CNB Bancshares, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Wednesday, April 21, 1999, at 5:00 p.m., Central Daylight Savings Time, at the Victory Theatre, 600 Main Street, Evansville, Indiana, and at any continuation, postponement or adjournment thereof. This Proxy Statement and the form of proxy were first mailed to shareholders on March 22, 1999. Any shareholder executing a proxy which is solicited hereby has the power to revoke it. Revocation may be made effective by giving written notice to the Company at any time prior to exercise of the proxy.

     Proxies will be solicited by mail. They also may be solicited by officers and employees of the Company, personally or by telephone, or by other electronic means, but such persons will not be specially compensated for their services. All expenses of solicitation will be paid by the Company.

     As of March 5, 1999, there were 35,206,103 outstanding shares of the Company's common stock, no par value (the "Common Stock"). The Common Stock is the Company's only class of stock outstanding. Only holders of record of such Common Stock at the close of business on March 5, 1999, are entitled to notice of and to vote at the Meeting. Each holder of Common Stock of record on that date is entitled to one vote for each share of Common Stock held.

     With respect to each matter to be acted upon at the Meeting, abstentions on properly executed proxy cards will be counted for purposes of determining a quorum at the Meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.


                             CERTAIN BENEFICIAL OWNERSHIP

     The following table sets forth, as of December 31, 1998, the name and address of the only person or entity known to management of the Company to beneficially own more than 5 percent of the Company's Common Stock:

                                       VOTING POWER             INVESTMENT POWER     TOTAL SHARES    PERCENT
NAME & ADDRESS OF                      ------------             ----------------     BENEFICIALLY       OF
BENEFICIAL OWNER                  SOLE           SHARED       SOLE          SHARED      OWNED         CLASS
----------------                  ----           ------       ----          ------      -----         -----
CNB Bancshares, Inc. (a)        2,184,403        56,543    2,650,547        127,044    3,095,472      8.72%

(a) The Company (20 N. W. Third Street, Evansville, Indiana 47739-0001) itself holds no shares as record owner. Subsidiaries of the Company, however, hold shares in various fiduciary capacities and, by virtue of sole or shared voting or investment power with respect to such shares, are deemed to own them beneficially. As parent of its subsidiaries, the Company may be deemed to share voting power or investment power, or both, as to all shares beneficially owned by those subsidiaries and, therefore, may be deemed a beneficial owner of all such shares. It is the practice of the subsidiaries when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary prior to voting.

                          ITEM 1.  ELECTION OF DIRECTORS AND
             INFORMATION WITH RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

     In accordance with the provisions of the Company's Restated Articles of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as possible, with all Directors to serve three-year terms, and one class to be elected at each Annual Meeting of Shareholders.

     The first item scheduled to be acted upon at the Meeting is the election of four Directors to Class II of the Board of Directors, each to hold office for three years (until the 2002 Annual Meeting of Shareholders) and until his successor shall have been duly elected and qualified. The Indiana Business Corporation Law requires that Directors be elected by a plurality of the votes cast and, therefore, the four nominees receiving the greatest number of votes cast will be elected as Class II Directors.

     All proxies which are received by the Secretary in proper form prior to the election of Directors at the Meeting, and which have not been revoked, will be voted "FOR" the Board of Directors' four nominees for Class II, subject to any specific voting instructions contained therein. All nominees have consented to being named as candidates in this Proxy Statement and have agreed to serve if elected. In the event any nominee declines or is unable to serve, it is intended that the proxies will be voted for a successor nominee designated by the Board of Directors. The Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve, if elected. Each of the nominees listed herein currently serves as a Director of the Company.

     The information is provided with respect to each nominee for Director and each present continuing Director whose term of office extends beyond the Meeting. Unless otherwise indicated, each of the nominees and Directors has had the same position or another executive position with the same employer during the past five years. Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power.

                      INFORMATION REGARDING NOMINEES FOR
                              CLASS II DIRECTORS
                              ------------------
                             (Term Expiring 2002)

                                                                                                       SHARES OF COMPANY STOCK
                                                                                                       BENEFICIALLY OWNED AS OF
                                     PRINCIPAL OCCUPATION(s)                                              DECEMBER 31, 1998
                                     FOR PAST 5 YEARS AND                                                 -----------------
NAME, AGE                            OTHER DIRECTORSHIPS                                              NUMBER (a)         % (b)
---------                            -------------------                                              ----------         -----
H. LEE COOPER III, 60                Chairman of the Board of the Company; prior to March, 1996,        85,017           *
Director of Company since 1983       Chairman of the Board and Chief Executive Officer of the
                                     Company.

JOHN D. ENGELBRECHT, 47              President, South Central Communications Corporation (a             49,754           *
Director of Company since 1983       broadcasting and communications company).  Mr. Engelbrecht also serves as a director of SIGCORP, Inc. (gas and electric utility holding company).

JAMES E. HUTTON, 60                  Vice President of Operations, Burrell Professional Labs,           66,142           *
Director of Company since 1998       Inc. (professional photo processing company)

ROBERT K. RUXER, 49                  President, Ruxer Farms, Inc. and Rolling Fields, Inc.              293,188          *
Director of Company since 1991       (agricultural farming and apartment rental)

                 INFORMATION REGARDING DIRECTORS CONTINUING IN OFFICE

                                 CLASS III DIRECTORS
                                 -------------------
                                 (Term Expiring 2000)

                                                                                                       SHARES OF COMPANY STOCK
                                                                                                        BENEFICIALLY OWNED AS OF
                                     PRINCIPAL OCCUPATION(s)                                               DECEMBER 31, 1998
                                     FOR PAST 5 YEARS AND                                                  -----------------
NAME, AGE                            OTHER DIRECTORSHIPS                                              NUMBER (a)         % (b)
---------                            -------------------                                              ----------         -----
JAMES J. GIANCOLA, 50                President and Chief Executive Officer of the Company since         107,788          *
Director of Company since 1994       March, 1996; President and Chief Operating Officer prior to
                                     March, 1996.

ROBERT L. KOCH II, 60                President and Chief Executive Officer, Koch Enterprises,           197,405          *
Director of Company since 1983       Inc. (manufacturing).  Mr. Koch also serves as a director of
                                     SIGCORP, Inc.  (gas and electric utility holding company)
                                     and Bindley Western Industries (national wholesale
                                     distributor of pharmaceutical and related products).

LAWRENCE J. KREMER, 57               Vice President Materials, Emerson Electric Company                  7,681           *
Director of Company since 1995       (manufacturer of electronic products and systems).

ALTON C. WENDZEL, 68                 President Greg Farms, Inc; Greg Orchards and Produce, Inc.;        91,309           *
Director of Company since 1998       and Coloma Frozen Foods, Inc. (growers and producers of
                                     fresh and frozen produce).

                                  CLASS I DIRECTORS
                                  -----------------
                                 (Term Expiring 2001)

TERRENCE A. FRIEDMAN, 61             Chairman of the Board, Trelleborg/YSH,Inc. (manufacturer of        38,947           *
Director of Company since 1998       rubber components for auto industry); President and Chief
                                     Executive Officer, Victoria National Golf Club (private golf course and club) and Roslin Road Development Corporation
                                     (residential and commercial land development).

EDMUND L. HAFER, JR., 56             President, Edmund L. Hafer & Associates, P.C.                       5,791           *
Director of Company since 1997       (architectural and engineering services firm).

BURKLEY F. MCCARTHY, 68              Chairman, Fendrich Industries, Inc.(diversified                    52,238           *
Director of Company since 1983       manufacturer).

THOMAS W. TRAYLOR, 59                Chairman and Chief Executive Officer, Traylor Bros., Inc.         235,568           *
Director of Company since 1983       (underground and marine construction).

--------------------------------------------------
*    Represents holdings of less than 1 percent.

(a) The number of shares includes shares of Common Stock which could be acquired within 60 days after December 31, 1998, pursuant to stock options and convertible trust preferred securities in the following amounts:
     Messrs. Cooper, 1,450; Engelbrecht, 15,913; Hutton, 12,589; Ruxer, 3,341; Giancola, 77,184; Koch, 3,244; Kremer, 3,092; Hafer, 1,934; McCarthy, 2,857; and Traylor, 2,374.

(b) The total number of outstanding shares of the Company's Common Stock used to compute the percent of class assumes the exercise of options and convertible trust preferred securities for the purchase of 4,581,462 shares.

                  MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held ten regular meetings and two special meetings during the fiscal year ended December 31, 1998. During 1998, each Director attended 75 percent or more of the aggregate number of meetings of the Board of Directors and of any committee of which he was a member.

     Directors, other than those who also serve as officers of the Company or its subsidiaries, receive for their services a fee of $8,000 per year and $1,000 per board meeting attended, plus $500 per meeting of other committees attended. Until March 31, 1998, Directors received $350 per meeting if joint committee meetings were held with the directors of the subsidiary banks. Effective April 1, 1998, the board determined no joint committee fees would be paid. Non-employee Directors serving as committee chair receive $1,500 per year for services, provided their committee met at least once during the year. Mr. Cooper, Chairman of the Board, entered into a consulting agreement with the Company upon his retirement on January 5, 1998. During 1998, Mr. Cooper received $5,000 monthly per his one year contractual agreement which ended December 31, 1998. In addition, the Company provided an automobile and membership fees in a country club. In return, Mr. Cooper provided consulting services and advice to the Company and agreed not to compete with the Company by providing services to any banking or savings institution in Indiana. Mr. Cooper entered into a new consulting agreement effective January 1, 1999. He will receive $10,000 per month, an automobile, and membership fees in a country club until the agreement expires December 31, 2001.

     Under the terms of the Company's 1995 Stock Incentive Plan, the non-employee Directors of the Company automatically receive 1,000 non-qualified stock options each year on the first business day following each Annual Meeting of Stockholders of the Company at which he or she is elected, reelected, or continues as a Director. The exercise price per share of Common Stock subject to such options equals the market value of a share of Common Stock as of the date of grant and the options become exercisable on the second anniversary of the date of grant. During 1998, each of the non-employee Directors of the Company received 1,050 options each with an exercise price of $49.10 per share of Common Stock, as adjusted to reflect the 5 percent stock dividend paid on September 18, 1998.

     The Board of Directors has an Audit Committee. During 1998, the Audit Committee, consisting of Burkley F. McCarthy (Chairman), Robert K. Ruxer, James
E. Hutton and Alton C. Wendzel, met four times. The Audit Committee is responsible for monitoring the accounting, auditing and financial reporting practices of the Company and its subsidiaries. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors.

     The Board of Directors has a Nominating and Corporate Governance Committee (the "Nominating Committee") consisting of Robert L. Koch II (Chairman), John D. Engelbrecht, Burkley F. McCarthy, Robert K. Ruxer, H. Lee Cooper III, and James
J. Giancola. The Nominating Committee, which is responsible for promoting effective recruiting, staffing, and organization of the Company's Board of Directors as well as managing the Board's self-appraisal process met once in 1998. The Nominating Committee will consider nominees for Director submitted in writing to the Secretary of the Company.

                           SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of December 31, 1998, the number of shares of Common Stock of the Company owned beneficially, including currently exercisable options and options which become exercisable within 60 days, by certain executive officers including those officers named in the Summary Compensation Table and by Directors and executive officers as a group.

                      BENEFICIAL OWNERS                             NUMBER (a)    PERCENT OF CLASS (b)
                      -----------------                             ------        ----------------
James J. Giancola                                                    107,788             *
David L. Knapp                                                        80,802             *
John R. Spruill                                                       39,642             *
M. Lynn Cooper                                                        49,605             *
David M. Viar                                                         24,737             *
All Directors, Nominees and Executive Officers as a group          1,575,467            3.9%

--------------------------------------------------
*    Represents holdings of less than 1 percent.

(a) The number of shares includes shares of Common Stock which could be acquired within 60 days after December 31, 1998, pursuant to stock options and convertible trust preferred securities in the following amounts:
     Messrs. Giancola, 77,184; Knapp, 51,796; Cooper, 38,122; Spruill, 25,817;
     Viar, 19,926; and all directors, nominees and executive officers, 364,259.

(b) The total number of outstanding shares of the Company's Common Stock used to compute the percent of class assumes the exercise of options and convertible trust preferred securities for the purchase of 4,581,462 shares.


               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Federal securities laws, the Company's Directors, its executive officers, and any persons holding more than 10 percent of the Company's Common Stock, if any, are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Company, the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during 1998. To the Company's knowledge, based solely on written representations of its Directors and executive officers and a review of copies of the reports that they have filed with the Securities and Exchange Commission, all of these filing requirements were satisfied during the fiscal year ended December 31, 1998.

                                EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation awarded or paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1998.

                              SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                                             Annual             Compensation
                                                          Compensation             Awards
                                                      --------------------    ---------------
                                                                                   Option        All Other
       Name & Principal Position              Year      Salary       Bonus         Shares      Compensation
-----------------------------------------------------------------------------------------------------------
                                                                      (a)            (b)           (c)
            James J. Giancola                 1998    $ 425,000     $ 157,803       21,000       $ 63,690
              President and                   1997      345,000       234,600       20,837         10,350
         Chief Executive Officer              1996      283,985       212,421       17,364          8,520


             David L. Knapp                   1998      227,209        66,782       10,500         30,900
      Executive Vice President and            1997      208,845       117,162        9,922          6,265
     President of the Banking Group           1996      198,900       101,439        9,261          5,967


             John R. Spruill                  1998      212,183        63,688       10,500        31,214
      Executive Vice President and            1997      194,670       109,210        9,922         5,840
      Chief Administrative Officer            1996      185,400       104,009        9,261         5,562


             M. Lynn Cooper                   1998      191,286        35,809        8,925        32,031
        Executive Vice President              1997      183,929        93,804        9,371         4,730
             Retail Banking                   1996      174,772        80,220        9,261         4,500


              David M. Viar                   1998      149,150        45,710        7,350         9,340
      Executive Vice President and            1997      126,180        70,787        7,166         3,596
                Treasurer                     1996      104,167        58,437        6,946         3,125

(a) These amounts represent bonuses payable pursuant to the Company's Short Term Incentive Plan (STIP) described elsewhere in this Proxy Statement.

(b)  The options listed have been adjusted to reflect stock dividends.

(c) These amounts represent the Company's contribution to the Company's 401(k) Plan and Savings Equalization Plan ("SEP"). The purpose of the SEP is to provide a supplemental savings program for eligible employees who are limited in the amount of contributions to the Company's 401(k) Plan because of Internal Revenue Service regulations. Beginning in 1998, the compensation includable in the Company's 401(k) Plan and SEP was expanded to also include performance-based incentives including bonuses awarded under STIP.

                                    STOCK OPTIONS

     The following tables summarize option grants to and exercises by the named executive officers during 1998 as well as the value of options held by such persons at the end of the year.

                          OPTION GRANTS IN LAST FISCAL YEAR

                                   Individual Grants
-------------------------------------------------------------------------------------
                                                                                         Potential Realizable
                                                                                        Value at Assumed Annual
                      Number of       % of Total                                         Rates of Stock Price
                      Securities        Options        Exercise or                           Appreciation
                      Underlying      Granted to       Base Price                         For Option Term (b)
                       Options        Employees in      ($ Per         Expiration       -----------------------
      Name            Granted (a)     Fiscal Year        Share)           Date            5%               10%
------------------------------------------------------------------------------------------------------------------
James J. Giancola       21,000           7.83%          $ 43.81          6/16/08      $ 578,600        $ 1,466,200

David L. Knapp          10,500           3.92             43.81          6/16/08        289,300            733,100

John R. Spruill         10,500           3.92             43.81          6/16/08        289,300            733,100

M. Lynn Cooper           8,925           3.33             43.81          6/16/08        245,905            623,135

David M. Viar            7,350           2.74             43.81          6/16/08        202,510            513,170

(a) Options were granted on June 16, 1998, and the exercise price was established at the then current market value of the Common Stock. One-third of each option grant becomes exercisable on December 16, 1998, June 16, 1999 and June 16, 2000. The number of options and exercise price reflect the 5 percent stock dividend issued on September 18, 1998.

(b) The dollar amounts under these columns represent potential realizable value on a pre-tax basis at the end of the 10-year option term, assuming annual appreciation in the Common Stock price of 5 percent and 10 percent, respectively, less the exercise price. The appreciation rates are set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation in the Common Stock price.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

                                                      Number of Securities Underlying             Value of Unexercised
                                                           Unexercised Options                   In-The-Money Options
                      Shares                                at Fiscal Year-End                  at Fiscal Year-End (a)
                     Acquired         Value        ------------------------------------------------------------------------
       Name         on Exercise      Realized      Exercisable           Unexercisable    Exercisable         Unexercisable
---------------------------------------------------------------------------------------------------------------------------
James J. Giancola       ---            ---            76,701                  21,015      $ 1,499,515          $ 108,300

David L. Knapp          ---            ---            51,314                  10,343        1,075,010             52,523

John R. Spruill        1,300         $ 29,587         25,335                  10,343          422,131             52,523

M. Lynn Cooper          ---            ---            38,027                   9,103          756,118             47,730

David M. Viar           ---            ---            19,926                   7,314          340,866             37,493

(a) These two columns represent the pre-tax gain calculated at the fair market value of Common Stock at year-end 1998 of $46.63 per share less the exercise price.

                                  CHANGE OF CONTROL

     Each of the executive officers named in the Summary Compensation Table have entered into a change of control agreement with the Company that provides certain benefits as described below upon a "change of control" of the Company (as defined in the agreements). If, during the six months prior to or eighteen months subsequent to a change in control of the Company, the executive officer terminates his employment for "good reason" (as defined in the agreements) or the Company terminates the executive officer's employment for a reason other than "cause" (as defined in the agreements), then the executive officer will receive (i) a lump-sum payment equal to his Termination Compensation (as defined below) multiplied by the Payment Period (as defined below) and (ii) certain family medical, life insurance and other welfare benefits (subject to certain limitations and at the same cost as charged to active executive employees receiving similar coverage). The "Termination Compensation" for the executive officer is defined in the agreements as the sum of (a) his highest rate of base salary during the previous twelve months, plus (b) one twelfth of his average annual incentive compensation. The "Payment Period" ranges from 18 to 36 months, which is subject to reduction by one for each full calendar month in which the executive officer remains in the employ of CNB after the change of control date. The merger with Pinnacle Financial Services, Inc. on April 17, 1998 constituted a change of control. The agreements further provide that during the executive officer's employment or Payment Period the executive officer may not compete with CNB or its successors within 100 miles from Evansville, Indiana or 50 miles from its nearest banking office.

                                     PENSION PLAN

     On an ongoing basis, the Company combines the various pension plans of its newly-acquired subsidiaries into one noncontributory pension plan, the CNB Bancshares, Inc. Employee Pension Plan (the "Pension Plan"). The Pension Plan is for the benefit of all full-time and eligible part-time employees. Additionally, certain executive officers (including four of the executive officers named in the Summary Compensation Table) of the Company participate in the CNB Bancshares, Inc. Pension Equalization Plan (the "PEP"). The purpose of the PEP is to supplement the benefits payable under the Pension Plan to the extent they are reduced by the maximum compensation and maximum benefit limitations imposed by the Internal Revenue Code.

     Employees with a minimum of 1,000 hours annually are fully vested after five years of continuous service in the Pension Plan. The Pension Plan provides for full monthly benefits upon reaching age 65, the normal retirement age.
Early retirement becomes available at age 55 with reduced monthly benefits. Participants become eligible to participate in the Pension Plan when they have reached the age of 21 and have one year of continuous service. The cost of the Pension Plan is based on actuarial valuations in accordance with the requirements of the Internal Revenue Service and the Department of Labor.

     Benefits under the Pension Plan and the PEP are based upon (a) the participant's average total compensation (annual salary plus, beginning in 1999, performance based incentives including bonuses) during the five consecutive years in which his compensation was the highest, (b) the number of years of service, and (c) the years in which that service was credited. On January 1, 1994 the benefits under the Pension Plan and the PEP were amended such that all years of service credited after January 1, 1994 result in annual retirement benefits as listed in Pension Table B. All years of service credited prior to January 1, 1994 result in annual retirement benefits as listed in Pension Table
A. Eligible compensation under the Pension Plan is limited to the amount on which a pension expense deduction may be based under current Internal Revenue Service regulations (which amount was $160,000 in 1998). Compensation in excess of the Internal Revenue Service limitations is included in the PEP. The years of service factor under the Pension Plan reaches its peak after 25 years of service. The annual retirement benefits are not subject to any deduction for Social Security or other offset amounts.

     The executive officers named in the Summary Compensation Table have accumulated the following number of years of credited service at December 31, 1998 under Pension Plan A: Giancola, one; Knapp, 25; and Cooper, seven. Under Pension Plan B, Messrs. Giancola and Cooper have each earned six years, Mr. Spruill three years, and Mr. Viar five years of credited service.

     The following tables present combined annual retirement benefits upon reaching age 65 under the Pension Plan and the PEP based upon the highest five years' average earnings and years of service indicated and when those years of service were credited.


                                 PENSION PLAN TABLE A

                                                          Estimated Annual Pension
                                                    Based upon Years of Service Indicated
Average Annual Earnings for the Highest   -------------------------------------------------------
   Compensated Five Years of Service      5 Years    10 Years   15 Years    20 Years     25 Years
-------------------------------------------------------------------------------------------------
        $  50,000 . . . . . . . . . .     $5,375     $10,750    $16,125     $21,500      $26,875
          100,000 . . . . . . . . . .     11,000      22,000     33,000      44,000       55,000
          150,000 . . . . . . . . . .     16,625      33,250     49,875      66,500       83,125
          200,000 . . . . . . . . . .     22,250      44,500     66,750      89,000      111,250
          300,000 . . . . . . . . . .     33,500      67,000    100,500     134,000      167,500
          400,000 . . . . . . . . . .     44,750      89,500    134,250     179,000      223,750
          500,000 . . . . . . . . . .     56,000     112,000    168,000     224,000      280,000
          600,000 . . . . . . . . . .     67,250     134,500    201,750     269,000      336,250
          700,000 . . . . . . . . . .     78,500     157,000    235,500     314,000      392,500
          800,000 . . . . . . . . . .     89,750     179,500    269,250     359,000      448,750

                                 PENSION PLAN TABLE B

                                                          Estimated Annual Pension
                                                    Based upon Years of Service Indicated
Average Annual Earnings for the Highest   -------------------------------------------------------
   Compensated Five Years of Service      5 Years    10 Years   15 Years    20 Years     25 Years
-------------------------------------------------------------------------------------------------
        $  50,000 . . . . . . . . . .     $3,472      $6,944     $10,415     $13,887      $17,359
          100,000 . . . . . . . . . .      7,722      15,444      23,165      30,887       38,609
          150,000 . . . . . . . . . .     11,972      23,944      35,915      47,887       59,859
          200,000 . . . . . . . . . .     16,222      32,444      48,665      64,887       81,109
          300,000 . . . . . . . . . .     24,722      49,444      74,165      98,887      123,609
          400,000 . . . . . . . . . .     33,222      66,444      99,665     132,887      166,109
          500,000 . . . . . . . . . .     41,722      83,444     125,165     166,887      208,609
          600,000 . . . . . . . . . .     50,222     100,444     150,665     200,887      251,109
          700,000 . . . . . . . . . .     58,722     117,444     176,165     234,887      293,609
          800,000 . . . . . . . . . .     67,222     134,444     201,665     268,887      336,109

               COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Corporate Structure Committee (the "Compensation Committee") of the Board of Directors, which consists solely of the non-employee Directors named below, met five times in 1998. The Compensation Committee is responsible for establishing and administering an equitable salary and benefits program for all officers. The Compensation Committee also administers the Company's Executive Compensation Program, which was originally adopted in 1988 to support long-term and short-term objectives critical to the success of the Company. These objectives are to:

     -    attract and retain a pool of high caliber executive talent;

     -    motivate and reward outstanding executive and corporate performance;
          and

     - link shareholder related performance measures of earnings per share and return on average equity with Company and individual performance goals.

     In order to achieve these objectives, the Executive Compensation Program consists of three elements: 1) a Base Salary Plan, 2) a Short-Term Incentive Plan, and 3) a Long-Term Stock Incentive Plan. The overall program is reviewed at least annually by the Compensation Committee, and any modifications are approved by the entire Board of Directors of the Company.

     The Compensation Committee believes the Executive Compensation Program should be based on maintaining base salaries at sufficient levels to attract and retain qualified executive talent. Further, the Compensation Committee believes that a substantial portion of cash compensation should be related to specific annual performance criteria such as earnings per share growth and return on average equity, thereby emphasizing achievement of near-term results that directly affect shareholder value. In order to appropriately align management's objectives with the long-term financial interests of shareholders and to maintain a balance between short-term and long-term goals, the Compensation Committee encourages management to have a proprietary interest in the Company through increased stock ownership. The Compensation Committee has not established target equity ownership levels for its executives, but the annual grant of stock options and the payment of incentive awards through a combination of cash and Common Stock increase the executives stock ownership of the Company. The Compensation Committee believes the annual award of stock options and the payment of incentive awards to be an important part of the Executive Compensation Program.

BASE SALARY PLAN

     The Compensation Committee determines the annual base salaries and salary ranges for the top executive officers. The Compensation Committee also approves the salary ranges for other officers of the Company. The determination of base salaries and ranges is based upon competitive norms for similar positions in a comparison group of similar regional bank holding companies. The companies in the comparison group are similar to the Company in either asset size, earnings performance, or geographic location. In order to assist in this process, the Company retains independent consultants to provide such information to the Compensation Committee. Actual base salaries are tied to the performance of the individual executives against standards established for each officer at the beginning of each year, as well as the relationship of actual salary to the midpoint of the applicable salary range.
 These standards were considered by the Compensation Committee in establishing the base salary of the Chief Executive Officer. In setting the salary of the Chief Executive Officer, the Committee evaluated his performance on the basis of the Company's earnings and revenue growth, his major contribution to the Company's operations and support systems, the expanded products and services the Company now offers, and the additional responsibilities he assumed upon the retirement from full-time service of the Chairman of the Board. The base salaries of the Chief Executive Officer and the other officers as provided in the Summary Compensation Table were set at or near the midpoints of the respective salary ranges by the Compensation Committee.

SHORT-TERM INCENTIVE PLAN

     The Company maintains an annual Short-Term Incentive Plan (the "STIP") for certain key officers. There were 136 officers, including those named in the Summary Compensation Table, participating in the STIP during 1998. The STIP provides for the payment of additional compensation contingent upon the achievement of certain corporate and shareholder-related performance goals and the participant's achievement of certain individual performance goals. The awards are based upon a percentage of the participant's base salary. STIP participants are required to receive at least 30 percent of their award in Common Stock, which is valued at its market price on the award date. The annual corporate and shareholder-related goals are intended to stretch the efforts of management to achieve higher performance levels given the facts and circumstances known to the Compensation Committee at the time the goals are established. At the beginning of each plan year, participants establish individual goals which are linked to the Company's business and strategic plans. The individual goals relate to the specific business segments for which the participant has responsibility and are intended to challenge the participants to perform beyond expected levels of performance.

     The Compensation Committee established four payout matrices based on specific corporate and shareholder-related performance goals relating to the Company's growth of earnings per share and reaching a targeted level of return on average equity. Participants have been assigned to one of the four payout matrices based upon their level of responsibility and expected level of contribution to the Company's achievement of its corporate and shareholder-related performance goals. The payout matrices used to determine the amount of awards based solely upon the Company's performance range from 5 percent to 80 percent of a participant's base salary. The actual amount of a participant's award under the STIP is calculated as follows. First, the corporate component of the participant's award is determined by reference to the tier to which the participant had been assigned under the payout matrix and the performance of the Company in relation to the pre-established corporate and shareholder-related performance goals. Second, the amount of the participant's award, determined under the first step, may be increased or decreased (up to a maximum of 50 percent of the award) based upon the participant's achievement of his or her individual goals during the plan year. The STIP allows for the payment of awards of up to 5 percent of a participant's base salary in the event the participant achieves his or her individual performance goals, but the Company fails to achieve its corporate and shareholder-related performance goals.

     For 1998, the lowest earnings level at which STIP bonuses would be paid was $2.48 per share provided that return on average equity ("ROE") exceeded 14 percent. The maximum STIP bonuses would have been paid once the Company's earnings per share exceeded $2.70. The Company's ROE was 17.88 percent which exceeded the minimum target. Based upon the 12 percent increase in operating earnings per share to $2.53 and the pre-determined payout matrix, the President and Chief Executive Officer, Mr. Giancola, was to be awarded an incentive bonus equal to 24.7 percent of his base salary. The Compensation Committee reviewed Mr. Giancola's accomplishments toward his 1998 goals including the completion of three acquisitions and significant improvement in operating ratios such as ROA, ROE and efficiency, and increased his award by 50 percent to 37 percent of his base salary.

LONG-TERM STOCK INCENTIVE PLANS

     The Company maintains stock option plans including the 1995 Stock Incentive Plan (the "1995 Plan"). The Board and the Compensation Committee believe that flexible long-term, stock-based incentive plans enhance the Company's ability to attract, retain and reward management with exceptional talent and provide the Company with the ability to develop incentive programs which are responsive to the demands of the marketplace. The Compensation Committee also believes that the stock option grants afford a desirable long-term compensation method because they closely align the interests of management with those of shareholders. Eighty-two officers, including those listed in the Summary Compensation Table, received grants under the 1995 Plan during 1998. In determining the grants of stock options to the Chief Executive Officer, as well as other named officers in the Summary Compensation Table, the Compensation Committee took into account the respective scope of responsibility, performance requirements, and recent and expected contributions of the 1995 Plan participants to the Company's achievement of its long-term performance objectives.



1998 Compensation Committee:              Robert L. Koch II, Chairman
                                          John D. Engelbrecht
                                          Terrence A. Friedman
                                          Burkley F. McCarthy
                                          Thomas W. Traylor

                      SHAREHOLDER RETURN PERFORMANCE COMPARISONS

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500, the SNL NYSE Banks Index, and the SNL Midwest Banks Index over the past five years based on an initial $100 investment on December 31, 1993. This analysis assumes that all dividends are reinvested. The total return of the comparative indices includes the returns of companies that have been acquired which may overstate the total return of the index compared to companies that were not acquired during the periods presented. The compound annual total return of the Company's common stock was 17 percent from 1993 through 1998.

                         Comparison of Five Year Cumulative
                    Total Return of CNB Bancshares, Inc. Versus
                S&P 500, SNL NYSE Bank, and SNL Midwest Bank Indices


                                      [GRAPH]

                                           SNL Midwest       SNL NYSE
               CNB            S&P 500      Banks Index      Banks Index
1993          100             100             100             100
1994          106.18          101.32           96.65           96.66
1995          109.57          139.39          142.82          152.76
1996          173.55          171.26          194.3           216.59
1997          214.93          228.42          315.04          318.08
1998          222.8           293.69          335.09          348.04

Source:  SNL Securities, LC


                 TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

     Directors and officers of the Company, and some of the corporations and firms with which certain Directors and officers are associated, have been indebted to the Company's subsidiary banks for loans of $60,000 or more, and it is anticipated that some of these persons, corporations and firms will continue to be indebted to the subsidiary banks on a similar basis in the future. All loans extended to such persons, corporations and firms, since the beginning of the last full fiscal year, were made in the ordinary course of business and did not involve more than normal risk of collectibility or present other unfavorable features. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons.

     Outside of normal customer relationships, none of the Directors or officers of the Company, or the corporations and firms with which such persons are associated, currently maintains or has maintained since the beginning of the last full fiscal year, any significant business or personal relationship with the Company or its subsidiaries, except for the following instances. During 1998, the Company and its subsidiaries paid $255,000 to Edmund L. Hafer & Associates, P.C. for architectural and engineering services. These services represent more than five percent of the gross revenues of Edmund L. Hafer & Associates. Director Hafer is the President and majority shareholder of the firm. The Company and its subsidiaries paid $81,000 to Total Office Products for office equipment and supplies. The spouse of Director Ruxer is President of Total Office Products. The Company and its subsidiaries expect to have now, and in the future, similar transactions in the ordinary course of business with these firms.

                  ITEM 2.  PROPOSAL TO APPROVE CNB BANCSHARES, INC.
                              1999 STOCK INCENTIVE PLAN

     The second item scheduled to be acted upon at the Meeting is the proposal to approve the CNB Bancshares, Inc. 1999 Stock Incentive Plan (the "Plan") described below.

GENERAL

     PURPOSE. The Board of Directors has adopted the Plan, subject to approval by the shareholders of the Company, which provides for several different types of stock and stock-based awards. The Board believes that a flexible long-term, stock-based incentive plan, such as the Plan, will enhance the Company's ability to attract, retain and reward management with exceptional talent and will provide the Company with the ability to develop incentive programs which are responsive to the demands of the marketplace. The Board also believes that the Plan will support the execution of the Company's business strategies, promote the achievement of its goals, and associate the interests of participants in the Plan with those of the shareholders of the Company. The Plan will essentially replace the CNB Bancshares, Inc. 1995 Stock Incentive Plan (the "1995 Plan") and, although grants outstanding under the 1995 Plan will remain in place until they are exercised and/or forfeited or until such plan expires, no further grants are contemplated under the 1995 Plan. The summary of the Plan set forth below does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Exhibit A.

     ADMINISTRATION. The Plan will be administered by the Compensation and Corporate Structure Committee of the Board of Directors or such other committee of the Board meeting the requirements of the Plan as may be designated by the Board from time to time (the "Committee"). The Committee will determine, among other things (i) the key employees and, subject to the approval of the Board of Directors, Directors and advisory directors of the Company's subsidiaries to whom grants of awards will be made; (ii) the types of awards; and (iii) the grant terms including, but not limited to, vesting schedule, grant price, length of relevant option or restriction period, performance standards, dividend rights, post-retirement and termination rights, and payment alternatives.
Awards may be granted as replacements of awards outstanding under the Plan or under previous stock incentive plans maintained by the Company. The Committee may designate other persons to carry out its responsibilities under such conditions and limitations as it may set, other than its authority to determine the key employees to whom grants of awards will be made and its authority with regard to awards granted to employees who are executive officers or Directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

     In the event of a Change of Control (as defined in the Plan) of the Company, (i) all performance standards will be deemed to have been attained, all restrictions will lapse, and the time period for exercising, realizing or vesting of awards will be accelerated so that such awards may be immediately exercised, realized or vested in full, (ii) performance shares or performance units will be paid in cash, and (iii) with respect to stock options, during the 60-day period following a Change of Control, a grantee may, subject to certain exceptions, elect to receive, in lieu of shares of Common Stock, cash equal to the excess of the value (determined under the Plan) of the shares of Common Stock over the price at which the option was exercisable. Notwithstanding the above, no Award will be settled in cash if such payment would make a transaction involving the Corporation ineligible for pooling interests accounting under APB No. 16.

     SHARES AUTHORIZED. The total number of shares of Common Stock issuable under the Plan in any plan year is limited to one and one-half percent (1.5%) of the outstanding Common Stock of the Company as reported in its Annual Report on Form 10-K for the fiscal year ending immediately prior to such plan year, plus
(i) any unused portion of the limit for a prior plan year, (ii) shares represented by awards which are forfeited, surrendered, terminated, paid in cash or expire unexercised, and (iii) the excess amount of variable awards which become fixed at less than their maximum limitations. Notwithstanding the foregoing, no more than 2,000,000 shares in the aggregate for all plan years may be subject to incentive stock option awards under the Plan. The shares issuable under the Plan, as aforesaid, are subject to adjustments to reflect stock splits and dividends and certain other changes in the number or kind of outstanding shares. As of March 5, 1999, the closing sale price of a share of Common Stock of the Company, as reported in the WALL STREET JOURNAL (Midwest Edition), was $41.25.

     AMENDMENTS. The Board of Directors may alter, amend, suspend or discontinue the Plan to the extent permitted by law, except that no such alteration, amendment, suspension or discontinuance of the Plan may adversely affect any right acquired under an award granted before the date of such alteration, amendment, suspension or discontinuance. Any such action of the Board may be taken without the approval of the shareholders of the Company, but only to the extent that such shareholder approval is not required by applicable law or regulation, including specifically Section 422 of the Internal Revenue Code of 1986, as amended (the "Code') and the rules and policies of the New York Stock Exchange or, if the Common Stock is not then traded on the New York Stock Exchange, the primary exchange or trading system on which shares of Common Stock are then listed for trading. Unless earlier terminated by the Board of Directors, the Plan will terminate on March 15, 2009.

     PAYMENT FOR AWARDS. The Committee may determine that awards for which a payment is due from an award recipient may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock held by the payor for at least six months, with a Fair Market Value (as defined in the Plan) equal to the total payment due; (iii) by a combination of the methods described in (i) and (ii) above; (iv) in the case of a non-qualified stock option, by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (v) by such other methods as the Committee may deem appropriate.

PARTICIPATION OF KEY EMPLOYEES

     All key employees of the Company, including key employees of any subsidiary of the Company, will be eligible for selection for participation under the Plan. The selection of participants from among key employees will be solely within the discretion of the Committee. While the concept of a "key employee" eligible to participate in the Plan is necessarily flexible, approximately 100 employees are currently considered to fall within this category. A key employee participant in the Plan may, at the discretion of the Committee, receive multiple grants of stock-based awards or replacement awards. The Plan provides that the number of shares of Common Stock underlying stock options and stock appreciation rights which may be granted to any one individual during any plan year may not exceed 150,000. The Plan also provides that the terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.

TYPES OF AWARDS

     The Plan authorizes the grant of any of the following awards to key employees on a stand alone, combination or tandem basis:

      STOCK OPTIONS. Both tax-qualified incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price per share of Common Stock subject to any stock option and the term of such stock option will be determined by the Committee; however, the purchase price may not be less than the fair market value of a share of Common Stock on the date of grant. Options granted as incentive stock options must also meet requirements of the Code; one current requirement is that the fair market value of shares with respect to which incentive stock options are first exercisable in any one year by any participant may not exceed $100,000.
 Each stock option grant may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, it will be treated as a non-qualified stock option.

     STOCK APPRECIATION RIGHTS. Stock appreciation rights may be granted independently of any stock option or in tandem with all or any part of a stock option. Upon such terms and conditions as the Committee may determine in its discretion, the grant of a stock appreciation right entitles a grantee to receive in cash the excess of the fair market value of a share of Common Stock on the date the stock appreciation right is exercised over the fair market value of a share of Common Stock on the date the stock appreciation right was granted.

     OTHER STOCK-BASED AWARDS. Other types of awards of Common Stock or awards of cash based, in whole or in part, by reference to Common Stock may be granted. Other stock-based awards include, without limitation, restricted shares and share units, performance shares and share units and unrestricted stock grants. The Committee will determine the time at which grants of such other stock-based awards are to be made, the size of such awards, and all other conditions of such awards, including any restrictions on transfer or other incidents of ownership, performance standards and the period in which to meet such standards, time of payment and vesting. The recipient may have the right to receive currently or on a deferred basis, as determined by the Committee, dividends or their equivalent value in cash (or in a combination of both) with respect to any new or previously existing award.

PARTICIPATION OF NON-EMPLOYEE DIRECTORS; NON-QUALIFIED STOCK OPTIONS

     On the first business day following each Annual Meeting of Shareholders of the Company (commencing with the 1999 Annual Meeting) each person elected, reelected or continuing as a non-employee Director of the Company will automatically receive non-qualified stock options to purchase 1,000 shares of Common Stock. These non-qualified stock options will become exercisable on the second anniversary of the date of grant. Except as otherwise specifically provided in the Plan or in the award summary, each non-qualified stock option expires on the date which is ten years after it is granted.

     In addition, prior to the beginning of any plan year, the Committee, subject to the approval of the Board of Directors of the Company, may permit each non-employee director of the Company, any non-employee director of any subsidiary of the Company and any advisory director of the Company or any subsidiary of the Company to elect to receive non-qualified stock options in lieu of all or a portion of the director fees which would otherwise be payable to such designated persons during such plan year. Any such options would be granted at the time a cash payment of director fees would otherwise become payable during such plan year and the exercise price would be the fair market value (as defined in the Plan) of a share of Common Stock on the date of grant. The Committee, subject to the approval of the Board of Directors of the Company, also may issue additional non-qualified stock options to non-employee directors of the Company, any non-employee directors of any subsidiary of the Company and any advisory directors of the Company or any subsidiary of the Company. Options granted in lieu of director fees and discretionary options will be subject to terms determined by the Committee, subject to the approval of the Board of Directors of the Company.

TRANSFERABILITY OF AWARDS

      Except as otherwise provided below, no award granted under the Plan shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of a recipient of an award under the Plan, the award shall be exercisable only by such recipient or such recipient's guardian or legal representative. The Committee, in its discretion, may permit a recipient of a non-qualified stock option under the Plan, during his or her lifetime, to transfer the option, for no consideration, to or for the benefit of the recipient's immediate family (including a trust for the benefit of the participant's immediate family or to a partnership or limited liability company for one or more members of the participant's immediate family), subject to such limits as the Committee may establish, provided the transferee would remain subject to all the terms and conditions applicable to the option prior to such transfer. Any vesting period applicable to such option would continue to be measured in terms of the recipient's employment by the Company or its subsidiaries.

FEDERAL INCOME TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. No income is recognized by the grantee on the grant or exercise of an incentive stock option. Upon exercise of an incentive stock option, the grantee generally will have no taxable income, although the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the Common Stock may be subject to alternative minimum tax. After the exercise of the incentive stock option and the transfer of such shares to the grantee, then (a) upon sale of such shares after the two years from grant/one year from transfer holding period, any amount realized in excess of the exercise price will be taxed to the grantee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. If, however, shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two years from grant/one year from transfer holding period, generally (a) the grantee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof, and (b) the Company will be entitled to a deduction for Federal income tax purposes equal to such amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

     NON-QUALIFIED STOCK OPTIONS. No income is recognized by the grantee on the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, ordinary income will be recognized by the grantee in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the Common Stock. A subsequent sale of such shares will result in capital gain or loss, which will be long-term or short-term depending on how long the shares were held before the disposition. The Company will be entitled to a deduction for Federal income tax purposes equal to the compensation reported upon the exercise of the option.

     STOCK APPRECIATION RIGHTS. No income is recognized by the grantee on the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, ordinary income will be recognized by the grantee in an amount equal to the amount of cash received. The Company will be entitled to a deduction for Federal income tax purposes equal to the compensation reported upon the exercise of the stock appreciation right.

     RESTRICTED STOCK AWARDS. Generally, restricted stock awards will not be taxed until restrictions lapse on all, or any portion, of the award. When any portion of a restricted stock award is released from restrictions, the fair market value of those shares on the date the restrictions lapse, less any amount paid for the stock by the recipient, will be included in the recipient's income for that year and will be taxed at ordinary income tax rates. The recipient's basis in the stock received will be equal to the fair market value of such stock at the time that restrictions lapse, and the holding period will begin on that date. A recipient may elect to have the restricted stock treated as taxable income in the year granted. The recipient will be taxed at ordinary income tax rates on the fair market value of the restricted stock on the date of grant, less any amount paid for the stock by the recipient. Any future appreciation in value of those shares at the time they are sold will be taxed as capital gain, and any decline will be treated as a capital loss. If a recipient elects to be taxed in the year the restricted stock is granted, and the restricted stock is later forfeited before restrictions lapse, the income taxes paid are not recoverable. The Company will be entitled to a deduction for Federal income tax purposes equal to the fair market value of the restricted shares, less any amount paid for the stock by the recipient, in the year the recipient recognizes ordinary income as a result of the restricted stock award.

     OTHER STOCK-BASED AWARDS. The Federal income tax consequences of other stock based awards granted under the Plan will vary based on the nature of the award.

NEW PLAN BENEFITS

     With the exception of non-qualified stock options to purchase 1,000 shares of Common Stock which will be granted to each person elected, reelected or continuing as a Non-Employee Director of the Company, awards which may be granted under the Plan during 1999 have not been determined. The benefits granted or credited to participants under the 1995 Plan during 1998 are shown in the table below. The Plan, as described above, will essentially replace the 1995 Plan. At this time, it is anticipated that only incentive stock options and non-qualified stock options will be awarded in 1999. The inclusion, however, of the other types of stock-based awards under the Plan provides the Committee with a flexible, long-term, stock-based incentive plan that should meet its needs well into the future.

                                                                       Number of Shares
                                                                       ----------------
Name                                             Dollar Value (a)     Underlying Options
----                                             ------------         ------------------
James J. Giancola                                    $ 0                    21,000
David L. Knapp                                         0                    10,500
John R. Spruill                                        0                    10,500
M. Lynn Cooper                                         0                     8,925
David M. Viar                                          0                     7,350
All current Executive Officers as a Group              0                    86,258
All current Non-Employee Directors as a Group          0                    11,550
All Non-Executive Officer Employees as a Group    43,732 (b)               161,388

(a) As of March 5, 1999, the last reported sale price of the Company's Common stock was $41.25 per share. There is no current dollar value to the 1998 option awards except as noted below since the current market price is less than the option exercise prices of $43.81 for the exercise officers and $49.10 for the non-employee directors.

(b) Dollar value is calculated by determining the difference between the per share option exercise price and the last reported sale price of the Common Stock, which was reported in the WALL STREET JOURNAL, (Midwest Edition) on March 5, 1999 as $41.25. This difference is then multiplied by the number of shares of common stock underlying the options to determine the dollar value. Based on this calculation, only two grants totalling 36,750 options are currently in-the-money. The remaining 124,638 options have no value because the exercise price for such options is $43.81, which is greater than the current market price of the Common Stock.

VOTE REQUIRED

     The affirmative vote of a majority of the Company's issued and outstanding shares of Common Stock present or represented at the Meeting is required to approve the Plan. Dissenting votes give rise to no rights on the part of dissenters.

BOARD RECOMMENDATION

     The Board of Directors believes that the Plan is in the best interests of the shareholders and, accordingly, recommends a vote "FOR" approval of the Plan, which is Item 2 on the Proxy Card. Unless otherwise specified, a properly executed Proxy Card in the form enclosed that does not designate the manner in which the proxy should be voted will be voted "FOR" approval of the Plan.

                                 INDEPENDENT AUDITORS

     During the year ended December 31, 1998, KPMG LLP was employed to perform the annual audit and to render other services. KPMG LLP has served as independent auditors of the Company for the last three years. Representatives of KPMG LLP will be present at the Meeting and will be available to answer questions and discuss matters pertaining to the Independent Auditors' Report contained in the 1998 Annual Report to Shareholders, and they will have the opportunity to make a statement, if they so desire.

                                SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in the proxy statement and considered at the Meeting must be submitted on a timely basis. Proposals for inclusion in the proxy statement for the Annual Meeting of Shareholders in 2000 must be received by the Company no later than November 23, 1999. Any such proposals, together with supporting statements, should be directed to the Secretary of the Company. Management proxies will be authorized to exercise discretionary voting authority with respect to any shareholder proposal not included in the Company's proxy statement for the Annual Meeting of Shareholders in 2000 if (a) the Company did not receive the requisite notice of such proposal on or before February 6, 2000, or (b) if the Company receives the requisite notice of such proposal on or before February 6, 2000 and after November 23, 1999, and the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are not satisfied.

                                    OTHER MATTERS

     The Company will provide without charge to each shareholder, upon written request, a copy of the Company's 1998 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission. All written requests should be directed to Mr. Ralph L. Alley, Senior Vice President and Controller, CNB Bancshares, Inc., P.O. Box 778, Evansville, Indiana, 47705-0778.

     The Board of Directors of the Company is not aware of any other matters which will be presented for consideration at the Meeting. The proxies may, however, be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                          By Order of the Board of Directors


                       DAVID L. KNAPP
                       SECRETARY


March 22, 1999

                                                                       Exhibit A


                                 CNB BANCSHARES, INC.

                              1999 STOCK INCENTIVE PLAN


1.   PURPOSE

     The purpose of the CNB Bancshares, Inc. 1999 Stock Incentive Plan is to provide incentives and rewards for key Employees and non-Employee Directors of the Corporation and its Subsidiaries (i) to support the execution of the Corporation's business strategies and the achievement of its goals, (ii) to associate the interests of key Employees and non-Employee Directors with those of the Corporation's stockholders and (iii) to help provide a competitive compensation program that will enable the Corporation to attract and retain the highest quality Employees and non-Employee Directors.


2.   DEFINITIONS

     (a) "Award" includes, without limitation, stock options (including incentive stock options under Section 422 of the Code), stock appreciation rights, performance share or unit awards, dividend or equivalent rights, stock awards, restricted share or unit awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Corporation's Common Stock ("other Common Stock-based Awards"), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

     (b) "Award Summary" means a written summary setting forth the terms and conditions of each Award made under this Plan.

     (c)  "Board" means the Board of Directors of the Corporation.

     (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Committee" means the Compensation and Corporate Structure Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan; provided, however, that no person may serve on the Committee who would not be considered (i) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and (ii) an "outside director" within the meaning of Section 162(m) of the Code.

     (f) "Common Stock" means the $1.00 stated value Common Stock of the Corporation.

     (g)  "Corporation" means CNB Bancshares, Inc., an Indiana corporation.

     (h) "Director" means a non-Employee director of the Corporation. For purposes of Awards granted pursuant to Section 7(b) only, the term "Director" may, at the discretion of the Committee, include directors and advisory directors of Subsidiaries.

     (i)  "Employee" means an employee of the Corporation or a Subsidiary.

     (j)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (k) "Fair Market Value" means the fair market value of the Common Stock as of the date on which a determination is to be made, as determined by the Committee.

     (l) "Participant" means a key Employee who has been granted an Award under this Plan.

     (m)  "Plan" means this CNB Bancshares, Inc. 1999 Stock Incentive Plan.

     (n) "Plan Year" means a twelve-month period beginning with January 1 of each year.

     (o) "Subsidiary" means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.


3.   ELIGIBILITY

     Awards may be granted from time to time to key Employees as determined by the Committee in its discretion. Awards consisting of non-qualified stock options shall be granted to Directors in accordance with Section 7 hereof.


4.   PLAN ADMINISTRATION

     (a) This Plan shall be administered by the Committee. The Committee shall periodically make determinations with respect to the participation of Employees and directors and advisory directors of Subsidiaries in this Plan and, except as otherwise required by law or this Plan, the grant terms of Awards including vesting schedules, price, length of relevant performance, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate. Awards may be granted as replacements of Awards outstanding under the Plan or under previous stock incentive plans maintained by the Corporation.

     (b) The Committee shall have authority to interpret and construe the provisions of this Plan and the Award Summaries and make determinations pursuant to any Plan provision or Award Summary which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's Articles of Incorporation, as it may be amended from time to time.

     (c) The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its determinations with respect to the participation of Employees in this Plan and its authority with regard to the Awards granted to Employees who are officers and directors of the Corporation for purposes of Section 16 of the Exchange Act.


5.   STOCK SUBJECT TO PROVISIONS OF PLAN

     (a) The stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock. Subject to adjustment in accordance with the provisions of Section 11 hereof, and subject to Section 5(c) and
Section 6(b) hereof, the total number of shares of Common Stock available for grants of Awards in any Plan Year shall not exceed 1.5% of the outstanding Common Stock as reported in the Corporation's Annual Report on Form 10-K for the fiscal year ending immediately prior to such Plan Year.

     (b) The exercise of an option or stock appreciation right granted in tandem therewith will reduce proportionately the amount of shares subject to the tandem stock appreciation right or option and any shares ceasing to be subject to the related option or stock appreciation right because of such reduction shall not increase the number of shares of Common Stock available for future Awards granted under this Plan. The grant of a performance or restricted share unit Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award and where the value of an Award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the Award. Awards payable solely in cash will not reduce the number of shares available for Awards granted under this Plan.

     (c) There shall be carried forward and be available for Awards under this Plan in succeeding Plan Years, in addition to shares available for grant under
Section 5(a), all of the following: (i) any unused portion of the limit set forth in Section 5(a) for a prior Plan Year; (ii) shares represented by Awards which are forfeited, surrendered, terminated, paid in cash or expire unexercised; and (iii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

     (d) The maximum number of shares of Common Stock underlying stock options and stock appreciation rights which are granted to any one Participant during one calendar year shall be 150,000 shares.


6.   AWARDS TO EMPLOYEES UNDER PLAN

     As the Committee may determine, the following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand alone, combination or tandem basis:

     (a) NON-QUALIFIED STOCK OPTION. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Award.

     (b) INCENTIVE STOCK OPTION. A right, in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor Section as it may be amended from time to time, to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Award. Subject to adjustment in accordance with the provisions of Section 11 hereof, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed 2,000,000 shares, subject in any Plan Year to the limitations of Section 5 hereof.

     (c) STOCK APPRECIATION RIGHT. A right to receive in cash the excess of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is exercised over the Fair Market Value of a share of Common Stock on the date the stock appreciation right was granted.

     (d) RESTRICTED AND PERFORMANCE SHARES. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified performance standards, for such periods of time as the Committee may determine.

     (e) RESTRICTED AND PERFORMANCE SHARE UNIT. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, performance and time of payment as the Committee may determine, which unit may be paid in Common Stock, cash or a combination of both.

     (f) DIVIDEND OR EQUIVALENT RIGHT. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

     (g)  STOCK AWARD.  An unrestricted transfer of ownership of Common Stock.

     (h) OTHER STOCK-BASED AWARDS. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this
Section 6.


7.   AWARDS TO DIRECTORS UNDER PLAN

     (a) On the first business day following the Corporation's Annual Meeting of Shareholders (commencing with the 1999 Annual Meeting), each person elected, reelected or continuing as a Director shall automatically receive non-qualified stock options to purchase 1,000 shares of Common Stock (as adjusted pursuant to Section 11 hereof).

     (b) Prior to the beginning of any fiscal year, the Committee, subject to Board approval, may permit each Director to elect to receive non-qualified stock options in lieu of all or a portion of the Director fees which would otherwise be payable to the Director during such fiscal year. Options will be granted pursuant to this paragraph (b) at the time a cash payment of fees would otherwise become payable to the Director during the fiscal year.

     (c) The Board, at its discretion, may issue additional non-qualified stock options to Directors.

     (d) If legal counsel to the Corporation determines that, on the date options would otherwise be granted to Directors, the Corporation is in possession of material non-public information concerning its affairs, such grant shall be delayed until the third day on which trading occurs following the public dissemination of such information or the date of an event which renders such information immaterial.

     (e) The terms of the non-qualified stock options granted to Directors under Section 7(a) shall be as follows:

          (i) Unless otherwise specifically provided below or in the Award Summary, each non-qualified stock option shall expire on the date which is ten years after the date of grant.

          (ii) The non-qualified stock options shall be exercisable beginning on the second anniversary of the date of grant.

          (iii) If an optionee's status as a Director ceases for reasons other than termination on or after attaining age fifty-five, death or disability (as defined in Section 22(e)(3) of the Code) the non-qualified stock options shall terminate three months after the date of the termination of the optionee's status as a Director.

          (iv) If an optionee's status as a Director ceases due to termination on or after attaining age fifty-five or disability (as defined in Section 22(e)(3) of the Code) the non-qualified stock options shall terminate two years after the date of the termination of the optionee's status as a Director.

          (v) If an optionee dies while serving as a Director, the non-qualified stock options shall terminate two years after the date of death.

          (vi) The per share purchase price of each share of Common Stock which is subject to a non-qualified stock option under this Section 7(a) shall be the fair market value of a share of Common Stock on the date of grant. For purposes of this paragraph (vi), "fair market value" shall mean the per share closing price as reported in the WALL STREET JOURNAL (Midwest Edition). If there were no sales of Common Stock on the date of grant, "fair market value" shall mean the per share closing price on the next preceding date on which such selling prices were recorded.

     (f) The terms of the non-qualified stock options granted to Directors under Sections 7(b) and 7(c) will be determined by the Committee, subject to Board approval.

8.   AWARD SUMMARIES

     Each Award under this Plan shall be evidenced by an Award Summary.
Delivery of an Award Summary to each Participant or Director, as the case may be, shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant or Director, as the case may be, as to the terms and conditions of the Award.


9.   OTHER TERMS AND CONDITIONS

     (a) ASSIGNABILITY. Except as otherwise provided below, no Award shall be assignable or transferable except by will or the laws of descent and distribution and, during the lifetime of a Participant or Director, the Award shall be exercisable only by such Participant or Director or such Participant's or Director's guardian, legal representative. The Committee, in its discretion, may permit a Participant or Director, during their lifetime, to transfer a non-qualified stock option, for no consideration, to or for the benefit of the Participant's or Director's immediate family (including a trust for the benefit of the Participant's or Director's immediate family) or to a partnership or limited liability company for one or more members of the Participant's or Director's immediate family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. Any vesting period applicable to such option shall, however, continue to be measured in terms of the Participant's employment by or the Director's service to the Corporation or its Subsidiaries. The term "immediate family" shall mean the Participant's or Director's spouse, parents, children, stepchildren, adoptive children, sisters, brothers and grandchildren (and, for these purposes, shall also include the Participant or Director).

     (b) TERMINATION OF EMPLOYMENT. The Committee shall determine the disposition of the grant of each Award in the event of disability, death or other termination of a Participant's employment.

     (c) RIGHTS AS A STOCKHOLDER. A Participant or Director shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or Director or their respective nominee, guardian or legal representative is the holder of record of such shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such date.

     (d) NO OBLIGATION TO EXERCISE. The grant of an Award shall impose no obligation upon the Participant or Director to exercise the Award.

     (e) EXERCISE OF OPTIONS. Options granted under this Plan that have vested under the terms of the Award may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the option to be exercised and by making payment of the exercise price in accordance with the terms of the Award.

     (f) PAYMENTS BY PARTICIPANTS OR DIRECTORS. The Committee may determine that Awards for which a payment is due from a Participant or a Director may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock held by the payor for at least six months, with a Fair Market Value equal to the total payment due; (iii) by a combination of the methods described in (i) and (ii) above; (iv) in the case of a non-qualified stock option, by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Corporation a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (v) by such other methods as the Committee may deem appropriate.

     (g) WITHHOLDING. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of payments of Awards in shares of Common Stock, a number of shares the Fair Market Value of which equals the amount required to be withheld shall be deducted from the payment. The Committee may provide for shares of Common Stock to be withheld for tax withholding purposes in excess of the required minimum amount but not in excess of a Participant's or Director's maximum marginal tax rate.

     (h) PAYMENTS BY CORPORATION. Awards may be settled through cash payments, the delivery of shares of Common Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee may provide in the terms of the Awards. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. Notwithstanding the above, no Award will be settled in cash if such payment would make a transaction involving the Corporation ineligible for pooling of interests accounting under APB No. 16.


10.  AMENDMENTS

     The Board may alter, amend, suspend or discontinue this Plan to the extent permitted by law; provided, however, that no alteration, amendment, suspension or discontinuance of this Plan shall adversely affect any right acquired by any Participant or Director under an Award granted before the date of such alteration, amendment, suspension or discontinuance of this Plan. Any such action of the Board may be taken without the approval of the Corporation's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation, including specifically Section 422 of the Code and the rules or policies of the New York Stock Exchange or, if the Common Stock is not then traded on the New York Stock Exchange, then of the primary exchange or trading system on which the Common Stock is then traded.


11.  RECAPITALIZATION

     The aggregate number of shares of Common Stock as to which Awards may be granted hereunder, the number of shares thereof covered by each outstanding Award, and the price per share thereof in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee shall make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent necessary or desirable to preserve the intended benefits of this Plan for the Corporation and the Participants and Directors in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.


12.  NO RIGHT TO EMPLOYMENT

     No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant or Director the right to be retained in the employ of the Corporation or a Subsidiary. The Corporation and each Subsidiary further expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under this Plan, except as provided herein or in any Award Summary issued hereunder.


13.  CHANGE OF CONTROL

     (a) Notwithstanding anything contained in this Plan or any Award Summary to the contrary, in the event of a Change of Control, as defined below, the following shall occur with respect to any and all Awards outstanding as of such Change of Control:

          (i) automatic maximization of performance standards, lapse of all restrictions and acceleration of any time periods relating to the exercise, realization or vesting of such Awards so that such Awards may be immediately exercised, realized or vested in full on or before the relevant date fixed in the Award Summary;

          (ii) performance shares or performance units shall be paid entirely in cash; and

          (iii) upon exercise of a non-qualified stock option or an incentive stock option (collectively an "Option") during the 60-day period from and after the date of a Change of Control, the Director or Participant exercising the Option may in lieu of the receipt of Common Stock upon the exercise of the Option, elect by written notice to the Corporation to receive an amount in cash equal to the excess of the aggregate Value (as defined below) of the shares of Common Stock covered by the Option or portion thereof surrendered determined on the date the Option is exercised, over the aggregate exercise price of the Option (such excess is referred to herein as the "Aggregate Spread"); As used in this Section 13(a)(iii) the term "Value" means the higher of (i) the highest Fair Market Value during the 60-day period from and after the date of a Change of Control, and
     (ii) if the Change of Control is the result of a transaction or series of transactions described in paragraphs (i) or (iii) of the definition of Change of Control set forth in Section 13(b), the highest price per share of the Common Stock paid or to be paid in such transaction or series of transactions (which in the case of paragraph (i) shall be the highest price per share of the Common Stock as reflected in a Schedule 13D by the person having made the acquisition). Notwithstanding the foregoing, if any right granted pursuant to this clause (iii) would make a Change of Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this clause (iii) would otherwise be eligible for such accounting treatment, Common Stock (having a Fair Market Value equal to the cash otherwise payable hereunder) shall be substituted for the cash payable hereunder.

     (b) A "Change of Control" of the Corporation shall be deemed to have occurred upon the happening of any of the following events:

          (i) the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be;

          (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii) approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.


14.  Governing Law

     To the extent that federal laws do not otherwise control, this Plan and the Awards issued hereunder shall be construed in accordance with and governed by the law of the State of Indiana to the extent not inconsistent with Section 422 of the Code and regulations issued thereunder.


15.  SAVINGS CLAUSE

     This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to the Directors and those Employees who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 promulgated by the Exchange Act. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.


16.  SUCCESSORS

     Awards issued under the Plan should be binding upon, and inure to the benefit of, the Corporation and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation's assets and business.


17.  EFFECTIVE DATE AND TERM

     The effective date of this Plan is March 16, 1999, subject to its approval by the stockholders of the Corporation at the annual meeting to be held on April 21, 1999, or any adjournment thereof. This Plan shall remain in effect until March 15, 2009 unless terminated earlier by the Board.

PROXY                         CNB BANCSHARES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 1999

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned shareholder of CNB Bancshares, Inc., an Indiana corporation (the "Company"), hereby appoints James J. Giancola, David L. Knapp, Robert L. Koch II, John R. Spruill, and each of them with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, and hereby authorizes them and each of any of them, to represent and to vote all shares of Common Stock of the Company held of record on March 5, 1999, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Victory Theatre, 600 Main Street, Evansville, Indiana on April 21, 1999, at 5:00 p.m., Central Daylight Savings Time, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

PLEASE SPECIFY CHOICES BY CLEARLY MARKING THE APPROPRIATE LINE:

ITEM 1.    Election of Directors:

           Nominees: H. Lee Cooper III, John D. Engelbrecht, James E. Hutton, Robert K. Ruxer
                    FOR all nominees listed above (except vote withheld from the following nominees, if any).
           --------
                    -----------------------------------------------------------
                    WITHHOLD AUTHORITY to vote for all nominees above.
           --------

ITEM 2.    Approval of the CNB Bancshares, Inc. 1999 Stock Incentive Plan:
                    FOR approval of the 1999 Stock Incentive Plan
           --------
                    AGAINST approval of the 1999 Stock Incentive Plan
           --------
                    ABSTAIN
           --------

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AND "FOR" APPROVAL OF THE 1999 STOCK INCENTIVE PLAN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MANAGEMENT.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 Please sign exactly as name appears at left. If signing as a representative, please include capacity.
                                 -----------------------------------------------
                                 Signature of Shareholder
                                 Dated:  , 1999
                                 -----------------------------------------------
                                 Signature of Shareholder
                                 Dated:  , 1999